Exhibit 99.1

November 29, 2007

Spectra Energy Corp

Notice to Directors and Executive Officers

Spectra Energy Corp (“Spectra Energy”) has received notice from the plan administrator of the Spectra Energy Retirement Savings Plan (the “Plan”) that activity in the Company Stock Fund under the Plan will be temporarily closed for participant transactions (i.e., investment election changes, loans, distributions and withdrawals). The blackout period is expected to begin on December 28, 2007 and end during the calendar week beginning January 6, 2008. This temporary suspension is necessary to effectuate the transfer of recordkeeping services for the Plan from Hewitt Associates to Fidelity Investments. This Notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Spectra Energy common stock (including derivative securities related to Spectra Energy stock). Please note that this restriction will not apply to certain trading activities, including (i) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended or (ii) dividend reinvestments.

If you have any questions about this Notice and the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Spectra Energy Corp, Attention: Charlotte Wayland, Vice President, Executive and US Benefits, 5400 Westheimer Ct., Houston, TX 77056-5310, (713) 627-5400.